Exhibit 99.1

Press Release

December 7/8, 2009

Novo Nordisk licenses IL-21 mAb and patent rights to IL-21 antibodies from ZymoGenetics

24 million US dollars upfront payment with 157.5 million dollars of total potential milestone payments

Novo Nordisk A/S (NYSE: NVO) and ZymoGenetics, Inc. (NASDAQ: ZGEN) today announced an agreement where Novo Nordisk in-licenses a fully-human anti-IL21 monoclonal antibody (IL-21 mAb) developed by ZymoGenetics, as well as broad intellectual property rights covering IL-21 mAb and the development of other IL-21 antibodies. The IL-21 mAb is a pre-IND candidate for the treatment of autoimmune and inflammatory diseases. Novo Nordisk in-licensed intellectual property rights to IL-21 antibodies outside North America in 2001 and now has worldwide rights.

Under the terms of the licence, Novo Nordisk has agreed to pay ZymoGenetics an initial upfront cash payment of 24 million dollars. In addition, as the development programme of the IL-21 mAb advances, ZymoGenetics may receive further milestones from Novo Nordisk of up to 157.5 million dollars over the term of the agreement including a 1.5 million dollar milestone payment upon filing an investigational new drug application and a 8.5 million dollar milestone payment at the start of phase 1 studies with the mAb, plus royalties on net sales. ZymoGenetics also has a right to co-promote the IL-21 mAb product in the US if the company contributes to phase 3 clinical development costs.

“Novo Nordisk is currently building a pipeline of products to treat autoimmune and inflammatory diseases such as rheumatoid arthritis, lupus and inflammatory bowel disease,” said Mads Krogsgaard Thomsen, executive vice president and chief science officer of Novo Nordisk. “It was important for us to secure the worldwide rights to the IL-21 mAb project as well as worldwide patent rights to IL-21 antibodies, and we look forward to initiating a phase 1 trial with this IL-21 mAb in 2010.”

“ZymoGenetics has a rich pipeline and, while the IL-21 mAb is an exciting molecule, we believe for our company that other development programmes have a better return on investment profile,” said Douglas E Williams, PhD, chief executive officer of ZymoGenetics. “We believe that Novo Nordisk will be able to develop and create value for this asset. Furthermore, we have the option to increase our participation in commercialisation of the product, retaining long-term upside potential for our shareholders.”

As part of the agreement, ZymoGenetics retains the option to fund a portion of phase 3 clinical development costs in exchange for an increased royalty rate on US sales and US co-promotion rights. If ZymoGenetics exercises the option, it would pay a fixed fee of 10 million dollars together with 15% of the costs of phase 3 clinical trials, and royalties on US sales would increase from single to double digits.

IL-21 mAb

ZymoGenetics developed a fully-human anti-IL-21 monoclonal antibody, or IL-21 mAb, as a potential therapeutic treatment for autoimmune and chronic inflammatory disorders. Cell biology experiments and preclinical models of inflammatory diseases suggest that IL-21 is a key mediator of inflammation, and over-expression patterns of IL-21 and its receptor in inflamed tissues of human diseases, such as in inflammatory bowel disease, rheumatoid arthritis and lupus, further support the role of IL-21 in the disease process.

ZymoGenetics is focused on the creation of novel protein drugs to improve patient care and address unmet medical needs. The company’s strategy is to discover, develop and commercialize its products independently, in collaboration with partner companies or through out-licensing. ZymoGenetics developed and markets RECOTHROM® Thrombin, topical (Recombinant). The company is developing a proprietary portfolio of immune-based product candidates. PEG-Interferon lambda is a novel type-3 interferon in clinical development for the treatment of chronic hepatitis C infection. Interleukin-21 is a novel cytokine in clinical development for the treatment of metastatic melanoma and renal cell carcinoma. Several other proprietary product candidates are in preclinical development. In addition, ZymoGenetics has licensed rights to multiple clinical and preclinical drug candidates being developed by other companies. For further information, visit www.zymogenetics.com.

Novo Nordisk is a healthcare company and a world leader in diabetes care. In addition, Novo Nordisk has a leading position within areas such as haemostasis management, growth hormone therapy and hormone replacement therapy. Novo Nordisk manufactures and markets pharmaceutical products and services that make a significant difference to patients, the medical profession and society. With headquarters in Denmark, Novo Nordisk employs more than 29,000 employees in 81 countries, and markets its products in 179 countries. Novo Nordisk’s B shares are listed on the stock exchanges in Copenhagen and London. Its ADRs are listed on the New York Stock Exchange under the symbol ‘NVO’. For more information, visit novonordisk.com.

ZymoGenetics Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of ZymoGenetics. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. ZymoGenetics actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with our dependence on Novo Nordisk to develop and commercialize IL-21 mAb, in particular our ability to generate revenues from the license arrangement is subject to numerous risks, including the possibility that Novo Nordisk chooses to scale back or discontinue its development of IL-21 mAb due to changes in its strategies, restructuring, mergers or acquisitions; the possibility that clinical trials involving IL-21 mAb reveal that it is not effective or has undesirable side effects, unacceptable toxicities or other characteristics that preclude regulatory approval or prevent or limit commercial use; and the length of time that it takes for Novo Nordisk to solve technical problems or achieve various clinical development and regulatory approval milestones. In addition, the forward-looking statements in this press release are subject to the other risks detailed in the company’s Annual Report on Form 10-K for the year ended December 31, 2008, Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 and from time to time in other reports filed by ZymoGenetics with the U.S. Securities and Exchange Commission. Except as required by law, ZymoGenetics undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Further information:

Novo Nordisk Media:	Novo Nordisk Investors:

Rachel Curtis Gravesen	Mads Veggerby Lausten
Tel: (+45) 4442 7603	Tel: (+45) 4443 7919
rcgv@novonordisk.com	mlau@novonordisk.com

Kasper Roseeuw Poulsen
Tel: (+45) 4442 4471
krop@novonordisk.com

In North America:	In North America:
Sean Clements	Hans Rommer
Tel: (+1) 609 514 8316	Tel: (+1) 609 919 7937
secl@novonordisk.com	hrmm@novonordisk.com

ZymoGenetics media and investors:

Susan W Specht (+1) 206 442 6592